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                                                                      EXHIBIT 5


     Suite 1700, 350 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 Telephone (954) 763-1200 / Facsimile (954) 766-7800 / E-mail ap@atlaslaw.com
                        Web site http://www.atlaslaw.com

         FORT LAUDERDALE o MIAMI o BOCA RATON o NAPLES o SANTIAGO, CHILE

ATLAS PEARLMAN
P.A.

                    ATTORNEYS AT LAW

Jan Douglas Atlas     Joel D. Mayersohn         Of Counsel
Michael W. Baker      Matthew W. Miller         Jon A. Sale
Alan H. Baseman       William Nortman           Benedict P. Kuehne
Stephen W. Bazinsky   Brian A. Pearlman         Sergio Vivanco A.**
Roxanne K. Beilly     Charles B. Pearlman
Elliot P. Borkson     Jonathan S. Robbins       Director of
Deborah Ann Byles     James M. Schneider        Marketing and Development
Robin Corwin Campbell Wayne H. Schwartz         Scott I. Cowan*
Rebecca G. DiStefano  Douglas Paul Solomon
April I. Halle        Michael L. Trop
Kip O. Lassner        Samantha Nicole Tesser
Eric Lee              Steven I. Weinberger       *not licensed to practice law
Andrew Lockwood       Kenneth P. Wurtenberger   **not admitted in Florida


                                                                 May 15, 2000



        Viragen, Inc.
        865 S.W. 78th Avenue, Suite 100
        Plantation, FL  33324

                RE: REGISTRATION STATEMENT ON FORM S-3; VIRAGEN, INC. (THE "COMPANY"), 2,400,000 SHARES OF COMMON STOCK

        Gentlemen:

                This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of up to a total of 2,400,000 shares of Common Stock, par value $.01 per share, underlying convertible promissory notes or common stock purchase warrants (collectively, the "Common Shares"). The Common Shares registered include up to 2,175,000 shares issuable upon conversion of promissory notes and up to 225,000 shares underlying common stock purchase warrants.

                In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Certificate of Incorporation (as Amended), By-Laws, and exhibits and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.



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ATLAS PEARLMAN
P.A.

        Viragen, Inc.
        May 15, 2000
        Page 2

                Based upon and in reliance on the foregoing, we are of the opinion that the Common Shares to be issued to purchasers upon conversion of the promissory notes and exercise of the warrants, when issued in accordance with the terms of such notes and warrants, including the receipt of the consideration provided therein, will be validly issued, fully paid and non-assessable.

                We hereby consent to the use of this opinion in the Registration Statement on Form S-3 to be filed with the Commission.

                                                        Very truly yours,

                                                        ATLAS PEARLMAN, P.A.
                                                        -----------------------
                                                       /s/ Atlas Pearlman, P.A.